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                                                                   EXHIBIT 11.00

                                 NETEGRITY, INC.
                        COMPUTATION OF EARNINGS PER SHARE
                                   (UNAUDITED)

                      (In thousands, except per share data)



                                                       Three months ended
                                                          September 30,
                                                       1999           1998
                                                       ----           ----

BASIC AND DILUTED:

Average Common shares outstanding                      10,576         9,398

Net loss                                              $(1,689)      $(1,147)

Per share amount                                      $ (0.16)      $ (0.12)



                                                        Nine months ended
                                                          September 30,
                                                       1999           1998
                                                       ----           ----

BASIC AND DILUTED:

Average Common shares outstanding                      10,273         9,348

Net loss                                              $(4,478)      $(3,960)

Per share amount                                      $ (0.44)      $ (0.42)



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